FOR IMMEDIATE RELEASE –
March 21, 2011

Contact:
Investors Jay Gould Jay.Gould@huntington.com	Media LuJean Smith Lujean.Smith@huntington.com

(614) 480-4060	(614) 480-3961
Todd Beekman Todd.Beekman@huntington.com

(614) 480-3878

HUNTINGTON BANCSHARES INCORPORATED
COMMENTS ON TELESERVICES LITIGATION RULING

COLUMBUS, Ohio – As reported late Friday, March 18, 2011, the U.S. Bankruptcy Court Western District of Michigan has ruled that Huntington National Bank, the banking subsidiary of Huntington Bancshares Incorporated (NASDAQ: HBAN), may be required to pay up to $73 million to a trustee representing lenders defrauded by former Michigan-based Teleservices Group and a related company, Cyberco.

Huntington noted that no judgment fixing damages has been issued and that it plans to aggressively contest the claims of this complex case, which is subject to further proceedings. As this case continues to be litigated, no additional comments can be provided at this time.

About Huntington

Huntington Bancshares Incorporated is a $54 billion regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, it provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial product and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of over 600 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and over 1,300 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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